Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 ______________________ LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

September 2, 2022

Leonardo DRS, Inc.
2345 Crystal Drive, Suite 1000
Arlington, VA 22202
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Leonardo DRS, Inc., a Delaware corporation (“DRS”) including the prospectus forming a part thereof, relating to the proposed transaction by and among DRS, Blackstart Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of DRS (“Merger Sub”) and RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel (“RADA”).
We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the transaction to U.S. holders of RADA common stock.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Sullivan & Cromwell LLP